EXHIBIT 99.1

Dionex Corporation Names Frank Witney President and Chief Executive Officer

SUNNYVALE, Calif., April 14, 2009 (GLOBE NEWSWIRE) -- Dionex Corporation (Nasdaq:DNEX) today announced that Dr. Frank Witney will become its President, Chief Executive Officer and a member of its Board of Directors, effective April 30, 2009. Dr. Lukas Braunschweiler, who has been serving as President and Chief Executive Officer since 2002, resigned in order to accept a new position as Chief Executive Officer of Ruag Holding AG, a Switzerland-based aviation, defense and technology company.

Dr. Witney brings to Dionex 25 years of experience in leadership and innovation in the life science and analytical instrumentation industry. Dr. Witney joins Dionex from Affymetrix, Inc. (Nasdaq:AFFX) where he served as Executive Vice President and Chief Commercial Officer. While at Affymetrix, he led and integrated the Panomics, Inc, business after its acquisition by Affymetrix in December 2008. He served as President and Chief Executive Officer of Panomics, Inc. (formerly Genospectra, Inc.) from July 2002 to December 2008. Prior to joining Panomics, Dr. Witney was President of Drug Discovery Tools at PerkinElmer Life Sciences. He assumed this position after PerkinElmer's acquisition of Packard BioScience Company, where he was President and Chief Operating Officer. From 1983 through 2000, Dr. Witney held a series of management positions at Bio-Rad Laboratories, most recently as Group Operations Manager of the Life Science Group. Dr. Witney was a post-doctoral fellow at the National Institutes of Health and holds a doctorate in molecular and cell biology from Indiana University.

"Frank brings a unique combination of successful operational experience, scientific depth and insight, industry-specific market knowledge, and a wealth of international experience to Dionex," said Riccardo Pigliucci, Lead Director of the company. "His broad skills and many years of experience in our industry will be a great asset to the company."

"I am very excited to join the management team at Dionex," said Dr. Witney. "Dionex is one of the strongest, best-performing and best-positioned companies in our industry. The company has a broad global market position, a very competitive product range and attractive product pipeline, all driven by a team of great leaders and from a unique technology base. Supported by a strong balance sheet, I'm confident Dionex is well positioned for continued solid sales growth and earnings performance."

Dionex Corporation is a leading manufacturer and marketer of chromatography systems for chemical analysis. The company's systems are used in environmental analysis and by the life sciences, food and beverage, chemicals, petrochemicals, power generation and electronics industries in a variety of applications.

Certain statements contained herein that are not purely historical are forward-looking statements. Factors that may cause actual results to differ from these statements are foreign currency fluctuations, economic conditions in the areas in which the company sells its products, demand for analytical instrumentation and competition from other products. These factors and other risks and uncertainties are discussed in greater detail in the company's most recent reports on Form 10-K and 10-Q filed with the Securities and Exchange Commission.

CONTACT:  Dionex Corporation
          Craig McCollam
            408-481-4107
          Lukas Braunschweiler
            408-481-4108